EXHIBIT 4(f)

                              SUNRIVER CORPORATION
                              Echelon IV, Suite 200
                             9430 Research Boulevard
                              Austin, TX 78759-6543

                                                         May 28, 1996

Mr. Gerald Youngblood, President
SunRiver Group, Inc.
Echelon IV, Suite 200
9430 Research Boulevard
Austin, TX  78759-6543

                           Re:      SunRiver Group, Inc. Warrant

Gentlemen:

     This letter confirms SunRiver Group, Inc.'s agreement that it will not exercise its option to purchase 2,654,565 out of the 4,174,704 shares of common stock of SunRiver Corporation which it would otherwise be entitled to purchase pursuant to the terms of the warrant issued to SunRiver Group, Inc. by SunRiver Corporation which is dated October 19, 1995 (the "SunRiver Group Warrant"). This restriction on exercise will expire on a share by share basis as SunRiver Corporation reserves shares of its common stock to allow for the exercise of the SunRiver Group Warrant in full, which SunRiver Corporation hereby agrees to do as soon as shares become available from any source including on the expiration of unexercised warrants and stock options. At SunRiver Group, Inc.'s request, SunRiver Corporation hereby agrees to amend its certificate of incorporation to increase the number of shares of common stock it is authorized to issue thereunder to such number of shares as is sufficient to allow for the reservation of all shares of common stock underlying the SunRiver Group Warrant. This agreement supersedes the prior agreement between the parties dated February 7, 1996.

                                                     Very truly yours,


                                                     /s/
                                                     --------------------------
                                                     William C. Long,
                                                     Executive Vice-President

AGREED AND ACCEPTED
BY SUNRIVER GROUP, INC.


/s/
- - ------------------------------
Gerald Youngblood, President
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